UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 10, 2010

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 Velocity Way, 5th Floor

Foster City, California 94404

(650) 513-7000

(Addresses of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into A Material Definitive Agreement

On May 10, 2010, Equinix Australia Pty Ltd., Equinix Hong Kong Limited, Equinix Singapore Pte. Ltd., Equinix Pacific Pte. Ltd and Equinix Japan K.K. (all indirect, wholly owned subsidiaries of Equinix, Inc. (“Equinix”) and, collectively, the “Borrowing Group”) amended a multi-currency credit facility agreement for approximately $170,000,000 in local currency equivalents (the “Facility”) with DBS Bank Ltd., ING Bank, N.V., Singapore Branch, The Royal Bank of Scotland N.V. and GE Commercial Finance (Hong Kong) Ltd., as Joint Mandated Lead Arrangers and as Joint Mandated Bookrunners (the “JMLAs”) and The Royal Bank of Scotland N.V., as Facility Agent (the “Amended Facility”). The Amended Facility has been increased to approximately $200,000,000 in local currency equivalents and adds HSBC, OCBC, Commerzbank, Citibank and Indian Bank as lenders.

The Amended Facility has a five-year term, and consists of two tranches. The first tranche is available for immediate drawing upon satisfaction of certain conditions precedent under the Amended Facility and will be used to refinance existing secured loans within the Borrowing Group. The second tranche provides for a delayed draw option of up to 24 months following the signing date of the Amended Facility. The Amended Facility carries an initial borrowing margin of 3.50% over the local borrowing rates for the first 12 months and provides for a reduction to a margin of 2.50% over the local borrowing rates depending on the leverage ratio within the Borrowing Group. The Amended Facility contains financial covenants with which the Borrowing Group must comply, which consist of leverage ratios, an interest expense coverage ratio and a debt service coverage ratio. The Amended Facility is guaranteed by Equinix and secured by certain of the Borrowing Group’s assets and share pledges.

Initial drawings under the Amended Facility occurred on May 14, 2010. The first tranche in the amount of approximately $81,000,000 in local currency equivalents has been drawn to repay existing term loan facilities. In addition, approximately $16,154,972 in local currency equivalents of the second tranche was drawn to fund capital expansion requirements in Singapore. The remainder will be drawn down over a 24-month period from May 10, 2010.

DBS Bank Ltd. and The Royal Bank of Scotland N.V. are currently lenders to entities within the Borrowing Group under existing credit facility agreements that will be repaid in connection with entering into the Amended Facility.

Item 1.02.	Termination of a Material Definitive Agreement

On May 14, 2010, members of the Borrowing Group prepaid and terminated an approximately $88,000,000 multi-currency credit facility agreement, originally with ABN AMRO Bank N.V as lender, facility agent, arranger and collateral agent, as evidenced by a Facility Agreement and related Equinix guarantee, each dated August 31, 2007, as amended (the “Terminated Facility”). The Terminated Facility was used to fund capital expenditures on leasehold improvements, equipment, and other installation costs related to expansion plans in the Asia-Pacific region. Approximately $56,800,000 in local currency equivalents was outstanding under the Terminated Facility on the date of repayment.

The Royal Bank of Scotland N.V., the lender under the Terminated Facility, is also a lender under the Amended Facility described above.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-balance Sheet Arrangement of a Registrant

Please refer to the description of the Amended Facility disclosed in Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

DATE: May 14, 2010	By:	/S/ KEITH D. TAYLOR
Keith D. Taylor
Chief Financial Officer